Exhibit 99.1

AITX Announces Q1 FY 2025 Recurring Monthly Revenue Increase of 385% YoY, Announces First Ever Quarter of Over $1 Million in Total Revenue

Company Also Announces RMR Waiting Deployment of Over $125,000

Detroit, Michigan, June 17, 2024 – Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is pleased to announce its unaudited operating revenue for the first quarter of fiscal year 2025 is 2.86 x greater than the same quarter in the prior fiscal year. The total unaudited revenue was $1,098,975 for Q1 FY 2025, ended May 31, 2024, compared to the same quarter, prior year revenue of $384,277. This marks a significant milestone for the Company and its continued exponential growth.

“Achieving continuous, exponential growth is what we forecasted, and what we have delivered once again,” said Steve Reinharz, CEO/CTO of AITX. “Although we have smartly added some general expenses in sales, support and development, we remain committed to – and remain on track for – operational profitability this fiscal year. It’s important that we position ourselves to be a dominant player in the solar security tower market, support the launch of AIR™ in our Gen4 solutions, and prepare for the upcoming relaunch of ROAMEO™. I am pleased to say we are on track.”

The Company noted that over $125,000 in recurring monthly revenue (RMR), representing $375,000, in quarterly recurring revenue has yet to be deployed. “The transition to our Gen4 solutions could be another driving force for RAD this year. But even without Gen4 fully launched, we continue to receive re-orders from existing both large clients and smaller clients,” said Mark Folmer, CPP, PSP, FSyI, President of wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD).

Troy McCanna, RAD’s Chief Security Officer & Senior Vice President of Revenue Operations, expressed his enthusiasm about reaching these milestones, “We are absolutely thrilled that during one month during the first quarter we saw a staggering 385% year-over-year increase in RMR. Our clients’ enthusiastic adoption of RAD’s technology is a clear indicator that we are on the right track.”

McCanna continued, “Going forward, several clients have verbally confirmed orders, and we are awaiting those contracts before making the related announcements. I couldn’t be more excited about where our total sales for the fiscal year could end up.”

RMR is money earned from customers who pay for a subscription to a service or product. The Company’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz